Exhibit 99.1
FOR IMMEDIATE RELEASE:
DATE: May 8, 2024

Investor Relations	Media Relations
CONTACT: Michael Pici	CONTACT: Lori Lecker
PHONE: 412-790-0792	PHONE: 412-248-8224
michael.pici@kennametal.com	lori.lecker@kennametal.com
Kennametal Announces Fiscal 2024 Third Quarter Results
•Strong YTD cash from operations of $163 million compared to $126 million in the prior year
•Earnings per diluted share (EPS) of $0.24 and adjusted EPS of $0.30
•Returned approximately $31 million to shareholders; $15 million in share repurchases and $16 million in dividends

PITTSBURGH, (May 8, 2024) – Kennametal Inc. (NYSE: KMT) (the "Company") today reported results for its fiscal 2024 third quarter ended March 31, 2024, with sales of $516 million, compared to $536 million in the prior year quarter, and earnings per diluted share (EPS) of $0.24, compared with $0.39 in the prior year quarter. Adjusted EPS was $0.30 in the current quarter, whereas EPS was not adjusted in the prior year quarter.
"Results this quarter were in line with our expectations, and we once again generated strong cash from operations despite market softness, particularly in the energy end market and a continued slow recovery in China,” said Christopher Rossi, President and CEO.
Rossi continued, "We have tightened our full year outlook to align with current market conditions. As always, we remain focused on the things we can control, including driving share gain and productivity. We are expecting to deliver approximately $35 million in annualized savings in fiscal 2024, which is excellent progress toward our $100 million productivity target by the end of fiscal 2027. Finally, as I prepare to leave Kennametal at the end of this month, I am confident that my successor, Sanjay Chowbey, and his leadership team will continue to pursue above-market growth and margin expansion while deploying a balanced capital allocation strategy."

Fiscal 2024 Third Quarter Key Developments
Sales of $516 million decreased 4 percent from $536 million in the prior year quarter, reflecting an organic sales decline of 2 percent, an unfavorable business days effect of 1 percent and an unfavorable currency exchange effect of 1 percent.
During the quarter, the Company achieved restructuring savings of approximately $6 million from the previously announced action to streamline our cost structure while continuing to invest in our high-return Commercial and Operational Excellence initiatives. This action is expected to deliver annualized run rate pre-tax savings of approximately $35 million by the end of fiscal 2024. Restructuring and related charges of $6 million were recognized during the quarter in connection with the execution of this initiative.

Operating income was $35 million, or 6.8 percent of sales, compared to $52 million, or 9.8 percent of sales, in the prior year quarter. The decrease in operating income was primarily due to lower sales and production volumes, restructuring charges of approximately $6 million, higher wages and general inflation, unfavorable foreign currency exchange of approximately $2 million and the unfavorable timing of pricing compared to raw material costs in the Infrastructure segment. These factors were partially offset by higher pricing in the Metal Cutting segment and restructuring savings of approximately $6 million. Adjusted operating income was $42 million, or 8.1 percent margin, in the current quarter, whereas operating income was not adjusted in the prior year quarter.
The reported effective tax rate (ETR) for the quarter was 27.4 percent compared to 24.4 percent in the prior year quarter. The increase in the ETR year-over-year was driven by geographical mix, partially offset by discrete tax benefits recorded in the current year quarter related to provision to return adjustments. Adjusted ETR was 26.5 percent in the current quarter, whereas ETR was not adjusted in the prior year quarter.
Year-to-date net cash flow from operating activities was $163 million compared to $126 million in the prior year period. The change in net cash flow from operating activities was driven primarily by working capital changes including improved inventory levels, partially offset by lower net income compared to the prior year period. Year-to-date free operating cash flow (FOCF) was $84 million compared to $60 million in the prior year period. The increase in FOCF was driven primarily by working capital changes, including improved inventory levels, partially offset by higher capital expenditures and lower net income compared to the prior year period.
The Company paid $16 million in cash dividends to Kennametal shareholders during the quarter. The Company has a long history of consistently paying dividends to shareholders since its listing on the New York Stock Exchange in 1967.
During the quarter, the Company repurchased 609 thousand shares of Kennametal common stock for $15 million under its share repurchase program. Inception-to-date the Company has repurchased 6.5 million shares of common stock for $178 million under the existing $200 million program. In February 2024, the Board of Directors of the Company authorized an additional $200 million, three-year share repurchase program.

Outlook
The Company’s expectations for the full fiscal year 2024 are as follows:
Annual Outlook:
•Sales now expected to be $2.030 - $2.050 billion
•Interest expense is expected to be approximately $28 million
•Adjusted EPS is now expected to be $1.40 - $1.55
•Pricing actions expected to cover raw material costs, wages and general inflation
•Free operating cash flow now expected to be greater than 125 percent of adjusted net income
•Primary working capital as a percent of sales maintained at approximately 32 percent throughout the year
•Capital spending expected to be approximately $100 - $110 million
•Adjusted ETR is expected to be approximately 21 percent
•Share repurchase program to continue

The Company will provide more details regarding its Outlook during its quarterly earnings conference call.

Segment Results
Metal Cutting sales of $327 million decreased 2 percent from $334 million in the prior year quarter, driven by flat organic sales, an unfavorable currency exchange effect of 1 percent and an unfavorable business days effect of 1 percent. Operating income was $31 million, or 9.4 percent of sales, compared to $44 million, or 13.1 percent of sales, in the prior year quarter. The decrease in operating income was primarily due to lower sales and production volumes, restructuring charges of approximately $4 million, unfavorable foreign currency exchange of approximately $2 million, higher wages and general inflation and a gain of approximately $1 million on a property sale in the prior year quarter that did not repeat. These factors were partially offset by higher pricing and restructuring savings of approximately $5 million. Adjusted operating income was $35 million, or 10.8 percent margin, in the current quarter, whereas operating income was not adjusted in the prior year quarter.
Infrastructure sales of $189 million decreased 7 percent from $203 million in the prior year quarter, driven by an organic sales decline of 5 percent, an unfavorable currency exchange effect of 1 percent and an unfavorable business days effect of 1 percent. Operating income was $5 million, or 2.7 percent of sales, compared to $10 million, or 4.8 percent of sales, in the prior year quarter. The decrease in operating income was primarily due to lower sales volumes, restructuring charges of approximately $2 million, higher wages and general inflation and the unfavorable timing of pricing compared to raw material costs. These factors were partially offset by restructuring savings of approximately $1 million. Adjusted operating income was $7 million, or 3.8 percent margin, in the current quarter, whereas operating income was not adjusted in the prior year quarter.

Dividend Declared
Kennametal announced that its Board of Directors declared a quarterly cash dividend of $0.20 per share. The dividend is payable on May 28, 2024 to shareholders of record as of the close of business on May 14, 2024.
The Company will host a conference call to discuss its third quarter fiscal 2024 results on Wednesday, May 8, 2024 at 9:30 a.m. Eastern Time. The conference call will be broadcast via real-time audio on Kennametal’s investor relations website at https://investors.kennametal.com/ - click “Event” (located in the blue Quarterly Earnings block).
This earnings release contains non-GAAP financial measures. Reconciliations and descriptions of all non-GAAP financial measures are set forth in the tables that follow.

Certain statements in this release may be forward-looking in nature, or “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are statements that do not relate strictly to historical or current facts. For example, statements about Kennametal’s outlook for sales, interest expense, adjusted EPS, FOCF, primary working capital, capital expenditures and adjusted effective tax rate for the full year of fiscal 2024 and our expectations regarding future growth and financial performance are forward-looking statements. Any forward-looking statements are based on current knowledge, expectations and estimates that involve inherent risks and uncertainties. Should one or more of these risks or uncertainties materialize, or should the assumptions underlying the forward-looking statements prove incorrect, our actual results could vary materially from our current expectations. There are a number of factors that could cause our actual results to differ from those indicated in the forward-looking statements. They include: uncertainties related to changes in macroeconomic and/or global conditions, including as a result of increased inflation and Russia's invasion of Ukraine and the resulting sanctions on Russia; the adverse effects of the COVID-19 pandemic and its impacts on our business operations, financial results and financial position and on the industries in which we operate and the global economy generally; other economic recession; our ability to achieve all anticipated benefits of restructuring, simplification and modernization initiatives; Commercial Excellence growth initiatives, Operational Excellence initiatives, our foreign operations and international markets, such as currency exchange rates, different regulatory environments, trade barriers, exchange controls, and social and political instability, including the conflicts in Ukraine and Gaza; changes in the regulatory environment in which we operate, including environmental, health and safety regulations; potential for future goodwill and other intangible asset impairment charges; our ability to protect and defend our intellectual property; continuity of information technology infrastructure; competition; our ability to retain our management and employees; demands on management resources; availability and cost of the raw materials we use to manufacture our products; product liability claims; integrating acquisitions and achieving the expected savings and synergies; global or regional catastrophic events; demand for and market acceptance of our products; business divestitures; energy costs; commodity prices; labor relations; and implementation of environmental remediation matters. Many of these risks and other risks are more fully described in Kennametal’s latest annual report on Form 10-K and its other periodic filings with the Securities and Exchange Commission. We can give no assurance that any goal or plan set forth in forward-looking statements can be achieved and readers are cautioned not to place undue reliance on such statements, which speak only as of the date made. We undertake no obligation to release publicly any revisions to forward-looking statements as a result of future events or developments.

About Kennametal
With over 80 years as an industrial technology leader, Kennametal Inc. delivers productivity to customers through materials science, tooling and wear-resistant solutions. Customers across aerospace and defense, earthworks, energy, general engineering and transportation turn to Kennametal to help them manufacture with precision and efficiency. Every day approximately 8,700 employees are helping customers in nearly 100 countries stay competitive. Kennametal generated $2.1 billion in revenues in fiscal 2023. Learn more at www.kennametal.com. Follow @Kennametal: Instagram, Facebook, LinkedIn and YouTube.

FINANCIAL HIGHLIGHTS
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended March 31,		Nine Months Ended March 31,
(in thousands, except per share amounts)	2024	2023	2024	2023
Sales	$515,794	$536,036	$1,503,591	$1,527,949
Cost of goods sold	362,532	368,122	1,047,834	1,057,177
Gross profit	153,262	167,914	455,757	470,772
Operating expense	108,684	113,273	327,674	327,308
Restructuring and other charges, net	6,465	(994)	10,585	(2,499)
Amortization of intangibles	2,886	3,164	8,674	9,476
Operating income	35,227	52,471	108,824	136,487
Interest expense	6,777	7,747	20,225	21,399
Other (income) expense, net	(76)	986	(674)	2,584
Income before income taxes	28,526	43,738	89,273	112,504
Provision for income taxes	7,816	10,672	13,866	26,878
Net income	20,710	33,066	75,407	85,626
Less: Net income attributable to noncontrolling interests	1,734	1,129	3,266	3,594
Net income attributable to Kennametal	$18,976	$31,937	$72,141	$82,032
PER SHARE DATA ATTRIBUTABLE TO KENNAMETAL SHAREHOLDERS
Basic earnings per share	$0.24	$0.40	$0.91	$1.01
Diluted earnings per share	$0.24	$0.39	$0.90	$1.01
Basic weighted average shares outstanding	79,229	80,611	79,655	80,967
Diluted weighted average shares outstanding	79,849	81,281	80,197	81,525

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)	March 31, 2024	June 30, 2023
ASSETS
Cash and cash equivalents	$92,119	$106,021
Accounts receivable, net	303,456	307,313
Inventories	547,654	557,630
Other current assets	56,708	55,825
Total current assets	999,937	1,026,789
Property, plant and equipment, net	947,709	969,068
Goodwill and other intangible assets, net	356,557	362,715
Other assets	214,442	188,662
Total assets	$2,518,645	$2,547,234
LIABILITIES
Revolving and other lines of credit and notes payable	$12,302	$689
Accounts payable	192,769	203,341
Other current liabilities	208,174	229,945
Total current liabilities	413,245	433,975
Long-term debt	595,778	595,172
Other liabilities	203,728	203,919
Total liabilities	1,212,751	1,233,066
KENNAMETAL SHAREHOLDERS’ EQUITY	1,264,559	1,275,447
NONCONTROLLING INTERESTS	41,335	38,721
Total liabilities and equity	$2,518,645	$2,547,234

SEGMENT DATA (UNAUDITED)	Three Months Ended March 31,		Nine Months Ended March 31,
(in thousands)	2024	2023	2024	2023
Sales:
Metal Cutting	$326,561	$333,507	$946,237	$932,912
Infrastructure	189,233	202,529	557,354	595,037
Total sales	$515,794	$536,036	$1,503,591	$1,527,949
Sales By Geographic Region:
Americas	$252,921	$269,498	$738,566	$773,252
EMEA	164,238	163,888	465,874	437,548
Asia Pacific	98,635	102,650	299,151	317,149
Total sales	$515,794	$536,036	$1,503,591	$1,527,949
Operating income:
Metal Cutting	$30,809	$43,765	$88,453	$98,593
Infrastructure	5,140	9,658	22,020	40,543
Corporate (1)	(722)	(952)	(1,649)	(2,649)
Total operating income	$35,227	$52,471	$108,824	$136,487
(1) Represents unallocated corporate expenses.

NON-GAAP RECONCILIATIONS (UNAUDITED)

In addition to reported results under generally accepted accounting principles in the United States of America (GAAP), the following financial highlight tables include, where appropriate, a reconciliation of adjusted results including: operating income and margin; ETR; net income attributable to Kennametal; diluted EPS; Metal Cutting operating income and margin; Infrastructure operating income and margin; FOCF; and consolidated and segment organic sales growth (all of which are non-GAAP financial measures), to the most directly comparable GAAP financial measures. Adjustments for the three months ended March 31, 2024 include restructuring and related charges and differences in projected annual tax rates. There were no adjustments for the three months ended March 31, 2023. For those adjustments that are presented ‘net of tax’, the tax effect of the adjustment can be derived by calculating the difference between the pre-tax and the post-tax adjustments presented. The tax effect on adjustments is calculated by preparing an overall tax calculation including the adjustments and then a tax calculation excluding the adjustments. The difference between these calculations results in the tax impact of the adjustments.
Management believes that presentation of these non-GAAP financial measures provides useful information about the results of operations of the Company for the current and past periods. Management believes that investors should have available the same information that management uses to assess operating performance, determine compensation and assess the capital structure of the Company. These non-GAAP financial measures should not be considered in isolation or as a substitute for the most comparable GAAP financial measures. Investors are cautioned that non-GAAP financial measures used by management may not be comparable to non-GAAP financial measures used by other companies. Reconciliations and descriptions of all non-GAAP financial measures are set forth in the disclosures below.
Reconciliations to the most directly comparable GAAP financial measures for the following forward-looking non-GAAP financial measures for the full fiscal year of 2024 have not been provided, including but not limited to: FOCF, adjusted operating income, adjusted net income, adjusted EPS, adjusted ETR and primary working capital. The most comparable GAAP financial measures are net cash flow from operating activities, operating income, net income attributable to Kennametal, EPS, ETR and working capital (defined as current assets less current liabilities), respectively. Primary working capital is defined as accounts receivable, net plus inventories, net minus accounts payable. Because the non-GAAP financial measures on a forward-looking basis are subject to uncertainty and variability as they are dependent on many factors - including, but not limited to, the effect of foreign currency exchange fluctuations, impacts from potential acquisitions or divestitures, gains or losses on the potential sale of businesses or other assets, restructuring costs, asset impairment charges, gains or losses from early extinguishment of debt, the tax impact of the items above and the impact of tax law changes or other tax matters - reconciliations to the most directly comparable forward-looking GAAP financial measures are not available without unreasonable effort.

THREE MONTHS ENDED MARCH 31, 2024 (UNAUDITED)
(in thousands, except percents and per share data)	Sales	Operating income	ETR	Net income(2)	Diluted EPS
Reported results	$515,794	35,227	27.4%	$18,976	$0.24
Reported operating margin		6.8%
Restructuring and related charges	—	6,465	20.4	5,098	0.06
Differences in projected annual tax rates	—	—	(21.3)	(141)	—
Adjusted results	$515,794	$41,692	26.5%	$23,933	$0.30
Adjusted operating margin		8.1%
(2) Attributable to Kennametal.

THREE MONTHS ENDED MARCH 31, 2024 (UNAUDITED)
	Metal Cutting		Infrastructure
(in thousands, except percents)	Sales	Operating income	Sales	Operating income
Reported results	$326,561	$30,809	$189,233	$5,140
Reported operating margin		9.4%		2.7%
Restructuring and related charges	—	4,493	—	1,972
Adjusted results	$326,561	$35,302	$189,233	$7,112
Adjusted operating margin		10.8%		3.8%

Free Operating Cash Flow (FOCF)
FOCF is a non-GAAP financial measure and is defined by the Company as net cash flow provided by operating activities (which is the most directly comparable GAAP financial measure) less capital expenditures plus proceeds from disposals of fixed assets. Management considers FOCF to be an important indicator of the Company's cash generating capability because it better represents cash generated from operations that can be used for dividends, debt repayment, strategic initiatives (such as acquisitions) and other investing and financing activities.

FREE OPERATING CASH FLOW (UNAUDITED)	Nine Months Ended March 31,
(in thousands)	2024	2023
Net cash flow provided by operating activities	$163,460	$126,182
Purchases of property, plant and equipment	(84,240)	(71,083)
Disposals of property, plant and equipment	5,270	4,774
Free operating cash flow	$84,490	$59,873

Organic Sales Growth (Decline)
Organic sales growth (decline) is a non-GAAP financial measure of sales growth (decline) (which is the most directly comparable GAAP measure) excluding the effects of acquisitions, divestitures, business days and foreign currency exchange from year-over-year comparisons. Management believes this measure provides investors with a supplemental understanding of underlying sales trends by providing sales growth on a consistent basis. Management reports organic sales growth (decline) at the consolidated and segment levels.

ORGANIC SALES DECLINE (UNAUDITED)
Three Months Ended March 31, 2024	Metal Cutting	Infrastructure	Total
Organic sales decline	—%	(5)%	(2)%
Foreign currency exchange effect (3)	(1)	(1)	(1)
Business days effect (4)	(1)	(1)	(1)
Sales decline	(2)%	(7)%	(4)%
(3) Foreign currency exchange effect is calculated by dividing the difference between current period sales and current period sales at prior period foreign exchange rates by prior period sales.
(4) Business days effect is calculated by dividing the year-over-year change in weighted average working days (based on mix of sales by country) by prior period weighted average working days.